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                                                                    EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES:
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
                                                         SIX MONTHS
                                                           ENDED
                                                          JUNE 30,                       YEAR ENDED DECEMBER 31,
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                                                            2000         1999        1998         1997         1996         1995
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COMPUTATION OF EARNINGS:
Pretax income (loss) from continuing operations........   $51,101      $240,363    $590,231     $430,061     $212,705      $(13,803)
Less:  Interest capitalized during the period and
       actual preferred dividend requirements of
       majority-owned subsidiaries and 50%-owned
       persons included in fixed charges but not
       deducted from pretax income from above..........    (5,952)       (6,329)     (1,031)      (4,382)      (3,973)           --
Add:  Previously capitalized interest amortized
       during the period...............................       167           334         334          192           --            --
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Total earnings, before fixed charge addition...........    45,316       234,368     589,534      425,871      208,732       (13,803)
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COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized...............     8,992        16,009      16,121       15,241        6,831        27,052
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Total fixed charges....................................     8,992        16,009      16,121       15,241        6,831        27,052
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TOTAL EARNINGS AND FIXED CHARGES.......................   $54,308      $250,377    $605,655     $441,112     $215,563      $ 13,249
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RATIO OF EARNINGS TO FIXED CHARGES (1).................      6.04         15.64       37.57        28.94        31.56            --
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(1) The deficiency in earnings available for fixed charges for the year ended December 31, 1995 was approximately $13.8 million.